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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") made effective as of July 16, 2001 by and between Alternative Resources Corporation (the "Company") and Miner Smith (the "Executive").

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                    SECTION I
                                   EMPLOYMENT

     The Company agrees to the continued employment of the Executive, and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III A. below upon the terms and conditions provided in the Agreement.

                                   SECTION II
                          POSITION AND RESPONSIBILITIES

     During the Period of Employment, the Executive agrees to serve as President--Field Operations, and to be responsible for the typical responsibilities expected of an executive holding such positions and such other responsibilities consistent with such positions as may be assigned to the Executive from time to time by the Chief Executive Officer of the Company.

                                   SECTION III
                                TERMS AND DUTIES

A.   PERIOD OF EMPLOYMENT

     The term of Executive's employment under this Agreement will commence as of July 16, 2001, and shall continue through December 31, 2001, subject to extension or termination as provided in this Agreement (the "Period of Employment"). The term shall be extended for an additional one-year period as of December 31, 2001 and as of each December 31 thereafter, unless either party gives ninety (90) days prior notice of its intent not to extend.

B.   DUTIES

     During the Period of Employment, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, so long as the Chief Executive Officer does not determine, in good faith, that such activities unreasonably interfere with the business of the Company or diminish the Executive's obligations under the Agreement; or (ii) serve as a member of the board of directors of other corporations, so long as the Board of Directors of the Company, in its discretion, specifically approves such service, and in any such case, the Executive shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under the Agreement; and provided further, that the Executive may invest his personal or family funds in any form or manner he may choose that will not require any services on his part in the operation of or the affairs of the companies in which such investments are made. The Executive will perform faithfully the duties consistent with his position as President--Field Operations, which may be assigned to him from time to time by the Chief Executive Officer.

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                                   SECTION IV
                            COMPENSATION AND BENEFITS

A.   BASE SALARY

     During the Period of Employment, the Company agrees to pay the Executive a base salary ("Base Salary") of no less than Two Hundred and Fifty Thousand Dollars ($250,000). Such Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than bi-weekly installments. The Executive may be eligible for base salary increases as indicated by performance and/or market justification, solely at the discretion of the Chief Executive Officer and as approved by the Board of Directors.

B.   ANNUAL INCENTIVE AWARDS

     The Executive will be eligible for annual incentive compensation awards during the Period of Employment. Executive incentive plans and individual eligibility for participation are specifically approved by the Board of Directors of the Company according to and defined by the Company's normal executive compensation programs.

     Without limiting the foregoing, the Executive shall receive a guaranteed minimum annual incentive compensation award of $125,000 for each of (i) the balance of 2001 and (ii) fiscal year 2002. The Executive shall be eligible to receive an additional incentive compensation award of $50,000-$75,000 for fiscal year 2002, based solely upon satisfaction of certain performance goals established by the Board following the effective date of this Agreement, and paid in semi-annual increments over the course of 2002.

C.   OPTIONS

     Options that may be granted to the Executive before or during this period of employment shall be governed by the terms and provisions comparable to those applicable to options granted under the Company's Stock Option Plan. Notwithstanding the foregoing, if (i) the Period of Employment ends because the Company ends the automatic extension thereof under Section III A. of this Agreement; (ii) the Company terminates the employment of the Executive Without Cause as defined in Section VIII; (iii) the Executive's employment hereunder terminates because of his death or disability (as defined in Section VI); or (iv) there is a change in control of the Company, such options shall become fully exercisable and shall remain exercisable for the remainder of their term.

     For purposes of this Agreement, a "change in control" of the Company shall be deemed to occur in connection with any of the following events with respect to the Company;

          (i) The acquisition by an entity, person or group (including all affiliates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (which definition shall apply even if the Company is not then subject to such Act), of capital stock of the Company entitled to exercise more than 30% of the outstanding voting power of all capital stock of the Company ("Voting Stock");

          (ii) The effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Stock immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate thereof) hold less than 50% of the Voting Stock of the surviving or resulting corporation, or (ii) a transfer of more than 50% (in value) of the assets of the Company other than to a transferee in which the Company owns at least 50% of the Voting Stock; or

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          (iii) The election to the Board of Directors of the Company of the lesser of (i) three directors or (ii) directors constituting a majority of the number of directors of the Company then in office, without the recommendation of the existing Board of Directors.

D.   OFFICE AND RELOCATION

          For fourteen months following the effective date of this Agreement, or such shorter time as the Executive shall determine, in his sole discretion, Executive shall be based at an office in the Alpharetta, Georgia area.

          The Company shall reimburse the Executive for (i) all reasonable expenses incurred in packing and moving Executive's personal and professional property from Alpharetta, Georgia to the Barrington, Illinois area, and (ii) all reasonable real closing costs paid by Executive in connection with the sale of his residence in Georgia and the purchase of his residence in Illinois (such as real estate commissions, recording taxes, attorney's fees, other title examination fees, lender's title insurance, appraisal fees, inspection fees, survey fees, and out-of-pocket costs with respect to obtaining a first mortgage, such as underwriting, application, and origination fees); provided, that the Company shall not reimburse Executive for any such costs which represent down-payment, pre-payment, pro-ration, escrow, or reimbursement for prior payment by others of regular and ongoing expenses associated with owning a home, including, but not limited to, mortgage principal, mortgage interest (including loan discounts), homeowner's insurance, mortgage insurance, property taxes, property management fees, and dues or fees for homeowners' or other related associations.

          The Company shall pay, or shall reimburse Executive for, all reasonable expenses incurred by Executive and Executive's spouse for travel between Alpharetta, Georgia, and Barrington, Illinois, for up to two house-hunting trips during such period (which reimbursement shall be separate from expenses for Executive's business travel during such period, as provided in Section V).

          The amounts paid or reimbursed pursuant to this subsection shall be "grossed-up" to include federal, state, and local income taxes payable by Executive with respect to such payment or reimbursement.

E.   ADDITIONAL BENEFITS

          The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried executive employees are eligible under any existing or future plan or program established by the Company for salaried executive employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with plan or program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, short and long term disability insurance and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock options plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried executive employees of the Company. Notwithstanding the foregoing sentence, no such amendment or termination shall reduce or otherwise adversely affect Executive's rights under Section IV C. of this Agreement. In addition to the foregoing benefits, Executive shall be entitled to a paid vacation of four (4) weeks during each twelve
          (12) month period during the Period of Employment.

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                                    SECTION V
                                BUSINESS EXPENSES

     The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and responsibilities under this Agreement which shall specifically include such expenses incurred by Executive for business travel between Alpharetta, Georgia, and Barrington, Illinois, during the period that the Executive is based in Alpharetta, Georgia pursuant to Section IV E.

     Executive must support all expenditures with customary receipts and expense reports subject to review by the Company.

                                   SECTION VI
                                   DISABILITY

A.   PAYMENTS

     Executive's employment hereunder may be terminated by the Company if (i) Executive becomes physically or mentally incapacitated, (ii) is unable for a period of one hundred eighty (180) consecutive days to perform his material duties and responsibilities and (iii) a determination is made regarding Executive's continued incapacity by a physician appointed by the Company (such continued incapacity is hereinafter referred to as "disability"). Upon any such termination for disability, Executive shall be entitled to receive (i) his Base Salary, as well as the annual incentive award, prorated in each case through the date on which the Executive is first eligible to receive payment of long term disability benefits in lieu of Base Salary under the Company's long term disability benefit plan as then in effect covering the Executive, and (ii) his accrued benefits under the terms of the plans, policies and procedures of the Company.

B.   ASSISTANCE TO THE COMPANY

     During the period the Executive is receiving payments of either regular compensation or disability insurance benefits described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company with respect to area and matters in which he was involved during his employment with the Company.

                                   SECTION VII
                                      DEATH

     In the event of the death of the Executive during the Period of Employment,
(i) Executive's estate shall be entitled to receive his Base Salary, as well as the annual incentive award, prorated in each case through that date of Executive's death, and (ii) Executive's designated beneficiary or estate, as the case may be, shall be entitled to his accrued benefits, including, but not limit to, life insurance proceeds, under the terms of the plans, policies and procedures of the Company.

                                  SECTION VIII
                       EFFECT OF TERMINATION OF EMPLOYMENT

A.   TERMINATION WITHOUT CAUSE

     If the Company terminates Executive's employment Without Cause during the Period of Employment, as defined in this Agreement, or the Period of Employment ends because the Company ends the automatic extension thereof under Section III A. of this Agreement, the Company will pay to the Executive in a lump sum, his Base Salary for a period of twelve (12) months. Earned but unpaid Base

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     Salary will be paid in a lump sum at the time of such termination. The
     Company also will pay the Executive in a lump sum upon such termination an amount equal to the prorated portion of the annual incentive award for the year in which the termination occurred. The benefits and perquisites described in this Agreement as in effect at the date of termination of employment will be continued for the then remaining Period of Employment.

B.   TERMINATION WITH CAUSE

     If the Company terminates Executive With Cause, (i) Executive shall be entitled to receive his Base Salary prorated through the date of the Executive's termination, and (ii) Executive shall be entitled to his accrued benefits under the terms of the plans, policies and procedures of the Company.

C.   EFFECT OF CERTAIN TERMINATIONS

     Upon termination of the Executive's employment for reasons other than due to death, disability or pursuant to Paragraph A of this Section, or upon Executive's resignation, the Period of Employment and the Company's obligation to make payments under this Agreement will cease as of the date of termination except as expressly defined in this Agreement. Executive shall have the right to voluntarily terminate this Agreement, other than for Good Reason or in conjunction with a Change in Control, upon two weeks' prior notice to the Company. If Executive voluntarily terminates his employment with the Company, (i) Executive shall be entitled to receive his Base Salary prorated through the date of Executive's voluntary termination, and (ii) Executive shall be entitled to his accrued benefits under the terms of the plans, policies and procedures of the Company.

D.   DEFINITIONS

     For this Agreement, the following terms have the following meanings:
          (1) Company's Chief Executive Officer acting in good faith by written notice by the Company to the Executive specifying the event relied upon for such termination, due to the Executive's serious, willful misconduct with respect to his duties under this Agreement, including, but not limited to, conviction for a felony or perpetration of a common law fraud, which has resulted or is likely to result in material economic damage to the Company.
          (2) Termination "Without Cause" means termination by the Company of the Executive's employment other than due to death, disability, or termination With Cause.

                                   SECTION IX
     OTHER DUTIES OF THE EXECUTIVE DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.   COOPERATION DURING AND AFTER EMPLOYMENT

     The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

B.   CONFIDENTIAL INFORMATION

     The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or after, except to the extent reasonably necessary in performance of the duties under this

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     Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company, except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company, whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

C.   CERTAIN RESTRICTED ACTIVITIES

     During the Period of Employment and for a one (1) year period thereafter, the Executive will not use his status with the Company to obtain goods or services from another organization other than in the ordinary course of business. During the Period of Employment and for a one (1) year period following termination of the Period of Employment: the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; the Executive, without prior express written approval by the Board of Directors of the Company, will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and the Executive, without express prior written approval from the Board of Directors, will not solicit any members of the then current customers, clients or suppliers of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise of a debt or equity interest (including options, warrants, rights and convertible interest) in a business firm or entity, or ownership of more than 2% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not hire any employee of the Company or solicit, other than by means of a general solicitation to the public such as a newspaper advertisement, or encourage any such employee to leave the employ of the Company.

D.   REMEDIES

     The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
     Section IX without being required to prove damages or furnish any bond or other security. The Executive hereby acknowledges the necessity of protection against the competition of, and certain other possible adverse actions by, the Executive and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. If, however, any court or arbitrator determines that the restrictions described herein are not reasonable, the court or arbitration panel may modify, rewrite or interpret such restrictions to include as much of their nature and scope as will render them enforceable.

                                    SECTION X
                           INDEMNIFICATION, LITIGATION

A.   CORPORATE INDEMNIFICATION AND INSURANCE

     The Company will indemnify the Executive to the fullest extent permitted by the laws of the Company whichever affords the greater protection to the Executive. The Company will use its best efforts to obtain and maintain customary directors and officer liability insurance, covering Executive. The foregoing

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     indemnification shall continue to apply following termination of the Period of Employment for actions or omissions during the Period of Employment.

B.   LIMITED INDEMNIFICATION FOR BREACH OF COVENANTS

     During the Period of Employment, the Company will indemnify the Executive against any and all obligations to pay a judgment, settlement, penalty, fine, or reasonable expenses (including, without limitation, counsel fees and retainers, court or arbitration costs, transcript costs, fees of experts or witnesses, travel expenses, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, being prepared to be a witness in, or otherwise participating in a proceeding (as defined below), including any appeals), actually incurred with respect to any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, adminstrative, arbitrative, or investigative (a "proceeding"), to which the Executive is a party by reason of any alleged breach of restrictive covenant or violation of the terms or conditions of employment, written or oral, between Executive and his former employer, alleged to arise from Executive's execution of this Agreement or performance of his obligations hereunder. Notwithstanding the foregoing, in no event shall the Company's aggregate indemnification obligation pursuant to this Section X B exceed twenty five thousand dollars ($25,000.00).

                                   SECTION XI
                                WITHHOLDING TAXES

     The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                   SECTION XII
                           EFFECT OF PRIOR AGREEMENTS

     This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment, severance, or other similar agreements between the Company, its predecessors and its affiliates, and the Executive.

                                  SECTION XIII
                                  MODIFICATION

     Subject to Section IV G., this Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                   SECTION XIV
                           GOVERNING LAW; ARBITRATION

     This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Illinois, without giving effect to the choice of law provisions thereof. Any dispute among the parties hereto shall be settled by arbitration in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

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                                   SECTION XV
                                     NOTICES

     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery services or confirmed facsimile transmission to the following:

          (a)  If to the Company, at:
               Alternative Resources Corporation 600 Hart Road, Suite 300 Barrington,Illinois 60010
               Attention: Chairperson, Governance Committee of Board of
               Directors
               Or at such other address as may have been furnished to the Executive by the Company in writing, or
          (b)  If to the Executive, at:
               215 Beacon Knoll Drive Alpharetta, GA 30022
          Or such other address as may have been furnished to the Company by the Executive in writing.

                                   SECTION XVI
                                BINDING AGREEMENT

This Agreement shall be binding on the parties' successors, heirs and assigns.

                                  SECTION XVII
                                  MISCELLANEOUS

A.   MULTIPLE COUNTERPARTS

     This Agreement may be executed simultaneously in multiple counterparts each of the same force and effect.

B.   SEVERABILITY

     If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by an arbitrator or court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. In addition, there will be automatically substituted herein for such severed phrase clause or provision a phrase, clause or provision as similar as possible, which is valid and enforceable.

C.   HEADINGS

     The headings and subheadings of this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

D.   CONSTRUCTION

     The Company and the Executive acknowledge that this Agreement was the result of arm's-length negotiations between sophisticated parties each with full opportunity to consult with and be represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

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E.   SURVIVORSHIP

     The provisions of Sections IV-XVII shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                       COMPANY
                                       ALTERNATIVE RESOUCES CORPORATION

                                       BY:--------------------------------------
                                       Raymond R. Hipp, Chief Executive Officer

                                         and
                                       EXECUTIVE
                                       BY:--------------------------------------
                                        Miner Smith

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